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                                                                    Exhibit 99.1

             TODAY'S MAN INC. ANNOUNCES VOLUNTARY BANKRUPTCY FILING

Moorestown, NJ, March 5, 2003 - Today's Man Inc. (OTCBB: TMAN) announced that yesterday it filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code. Under Chapter 11, Today's Man will operate under Court protection from creditors, while it continues to evaluate strategic alternatives. The petition was filed in the U.S. Bankruptcy Court for the District of New Jersey.

Frank Johnson, Today's Man Acting Chief Executive Officer, said, "The decision to file for bankruptcy was difficult, but we feel it represents the most viable approach for our business." Mr. Johnson went on to say, "We are grateful for the constructive relationships with our suppliers and the loyalty and commitment of our associates. The continued support of our suppliers and associates will play an important role in our ongoing efforts."

It was also announced that Bruce Weitz will no longer be President and CEO
of the company as of March 3, 2003.   Mr. Johnson commented  "While we
appreciate the leadership that Bruce has provided during his tenure, it is clear that the company must now take a new strategic direction that will require a different outlook."

Today's Man Inc. currently operates 29 menswear stores in the Philadelphia, New York and Washington, D.C. markets. It offers a wide selection of tailored clothing, furnishings, accessories and sportswear at everyday low prices.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical facts, including, without limitation, statements as to the Company's plan to evaluate strategic alternatives, are forward looking statements that involve risks and uncertainties and are subject to change at any time. Certain factors, including, without limitation the risk that the assumptions upon which the forward-looking statements are based ultimately may prove incorrect, risks related to the Company's bankruptcy petition, the risk that the Company may not be able to develop a viable plan of reorganization, risks relating to the Company's growth strategy, small store base and geographic concentration, the declining unit sales of men's tailored clothing, control of the Company by its principal shareholder, the Company's relationship with its suppliers and possible foreign currency fluctuations, the Company's dependence on senior management, the effects of seasonality and general economic conditions, competition and the other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.